Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035 or 619-6742
bdolezal@tateaustin.com

GRANDE COMMUNICATIONS® TO PRESENT AT THE DEUTSCHE BANK THIRTEENTH

ANNUAL GLOBAL HIGH YIELD CONFERENCE ON SEPTEMBER 29, 2005

SAN MARCOS, Texas – September 27, 2005 – Grande Communications Holdings, Inc. today announced it will deliver its company presentation at the Deutsche Bank Thirteenth Annual Global High Yield Conference in Scottsdale, Arizona on Thursday, September 29, 2005 at 10:35 a.m. MDT (11:35 p.m. CDT). The presentation will be broadcast live over the Internet and will highlight Grande’s business plan, performance and plans for the future.

Investors may access an audio version of the presentation via a live web cast at http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=W184030&item_id=1091920 . Access to the site will be permitted after a brief registration process. Listeners should visit this site at least 15 minutes prior to the event to register and to download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Pre-registration is currently available.

For those unable to listen to the live broadcast, a replay will be available for 90 days by accessing the above address. The presentation can also be accessed via Grande’s web site, www.grandecom.com through the investor relations page shortly after the completion of the presentation.

About Grande Communications (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, digital cable and wireless home security services over its own advanced network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communications carriers nationwide with broadband transport services and network services.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons.

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